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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------

We hereby consent to the incorporation by reference in the Amendment No.1 to the Registration Statement on Form S-3 (No. 333-58808) and Registration Statement on Form S-8 filed on August 23, 2000 of our report dated April 12, 2000, except for the thirteenth paragraph of Note 3 and Note 16, for which the dates are April 13, 2000 and June 7, 2001, respectively, relating to the combined financial statements of Key3Media Group, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 which appears in the Current Report on Form 8-K of Key3Media Group, Inc. dated June 8, 2001.


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Boston, Massachusetts
June 8, 2001